Exhibit 10.2

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made by and between Richard D. Pilnik, an individual, with an address of 7975 N. Illinois Street, Indianapolis, IN 46260 (“Consultant”) and Elan Pharmaceuticals, Inc., a Delaware corporation with an address of 800 Gateway Boulevard, South San Francisco, California 94080 (“Elan”), and is effective as of December 16, 2008 (the “Effective Date”).

RECITALS

A.           Consultant possesses special expertise and knowledge in the field of commercial capabilities and strategies; and

B.           An affiliate of Elan and Biogen Idec, Inc., together with its affiliates (“Biogen Idec”) have entered into a collaboration regarding the pharmaceutical product Tysabri® (natalizumab) (formally known as “Antegren”), and the therapeutic areas related thereto.

C.           Neuralab Limited, a Bermuda private limited company, together with its Affiliates, including Elan Pharmaceuticals, Inc., is party to that certain Research, Development and Commercialization Agreement, dated March 17, 2000, with Wyeth, a Delaware corporation, formerly American Home Products Corporation, together with its Affiliates, acting through its Wyeth Pharmaceuticals Division (collectively “Wyeth”), pursuant to which Wyeth and Elan have agreed to collaborate on the research, development and commercialization of peptide immunogens and antibodies relating to, among other things, Elan’s Alzheimer Immunotherapy Program and the therapeutic areas related thereto (“Collaboration Agreement”);

D.           An affiliate of Elan and Waratah Pharmaceuticals, Inc., together with its Affiliates, acting through its Transitions Inc. Division (collectively, “Transitions,” and together with Biogen Idec and Wyeth, “Elan’s Partners”) have entered into a collaboration with respect to the treatment and/or prevention of Alzheimer’s disease and/or Mild Cognitive Impairment (the “Transitions/Elan Program”);

E.           Elan has need for Consultant’s services with respect to Elan’s commercial capabilities and sales of any of Elan’s products, and strategies for Elan’s commercial business relating to any of Elan’s products; and

F.           Elan and Consultant now desire to enter into this Agreement whereby Consultant shall perform consulting services for Elan on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, Consultant and Elan agree as follows:

1.   Description of Services.  Subject to the terms and conditions of this Agreement, Consultant shall perform services for Elan, according to the time frame agreed upon by the parties, with respect to Elan’s commercial capabilities and sales of any of Elan’s products, and strategies for Elan’s commercial business relating to any of Elan’s products.

2.   Term and Renewal.  This Agreement shall be effective as of the Effective Date and shall remain in effect until December 31, 2009 unless terminated pursuant to this Agreement.  This Agreement may only be renewed for additional periods on terms mutually agreed upon in writing by the parties.  Neither party shall have any obligations to renew this Agreement.

3.   Fees and Expenses.

(a)   In return for services actually rendered, Elan will pay Consultant at a rate of $400 per hour or $4000 per day.  For the avoidance of doubt, the parties agree that travel time required to perform the services hereunder shall not be billable other than to the extent that work is actually performed.

(b)   Elan shall also reimburse Consultant for all out-of-pocket expenses actually incurred by Consultant in rendering services under this Agreement so long as such expenses, in Elan’s opinion, are reasonable and necessary and have been pre-approved in writing by Elan.  Such expenses will include reasonable and necessary travel (air travel to be coach class only), lodging and meals.  Consultant shall provide Elan with a written expense report, complete with receipts or other reasonable documentation, for all such expenses requested for reimbursement.

(c)   The aggregate fees and expenses payable to Consultant hereunder shall not exceed $250,000 without Elan’s prior written consent.

4.    Invoices.  Amounts due hereunder shall be payable no later than thirty (30) days from Elan’s receipt of a written invoice with an expense report and accompanying supporting documentation therefor.

5.   Confidentiality; Proprietary Information.

(a)   Any and all information which Elan, Elan’s Partners or their respective affiliates may disclose to Consultant under this Agreement will be considered confidential.

(b)   Consultant further agrees that all discussions and negotiations with respect to this Agreement are confidential.

(c)   Consultant understands that Elan and Elan’s Partners possess and will continue to possess information that has been created, discovered or developed, or has otherwise become known to Elan and/or Elan’s Partners or their respective affiliates, and/or in which property rights have been assigned or otherwise conveyed to Elan and/or Elan’s Partners or their respective affiliates, which information has commercial value in the business in which Elan and/or Elan’s Partners are engaged.  All such information, including, without limitation, the information described in Sections 5(a) and (b) above, and including any other information developed by or on behalf of Consultant pursuant to this Agreement, is hereinafter referred to as “Proprietary Information.”  By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts and customer and contact lists.  Accordingly, Consultant further agrees as follows:

        (i)   All Proprietary Information shall be the sole property of Elan and/or Elan’s Partners and their affiliates and assigns, and such parties shall be the sole owners of all patents and other rights in connection therewith.  At all times during this Agreement and at all times for a period of ten (10) years after expiration or termination of this Agreement or any amendments or extensions, Consultant will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information without the prior written consent of Elan, except as may be necessary in the ordinary course of performing the duties of Consultant hereunder.  No announcement, oral presentation or publication of any kind relating to any Proprietary Information shall be made by Consultant without the prior written consent of Elan; and

      (ii)   All documents, data, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to Consultant by or on behalf of Elan or developed by or on behalf of Consultant pursuant to this Agreement, shall be and remain the sole property of Elan and/or its affiliates and shall be returned promptly as and when requested by Elan.  Should Elan not so request, Consultant agrees to return and deliver all such property upon expiration or termination of this Agreement for any reason and Consultant shall not retain or reproduce any such property upon expiration or termination.

(d)    Consultant further agrees as follows:

    (i)   Consultant shall promptly disclose to Elan or its designee all intellectual property (including, but not limited to any inventions, improvements, formulae, processes, techniques, know-how, data, patents or applications for patents, trade secrets, trademarks, copyrights and confidential information as described in this Section 5), made or conceived or reduced to practice or learned by Consultant (collectively, “Intellectual Property”) which:  (A) result from the tasks assigned to Consultant hereunder; (B) are funded by or on behalf of Elan, Elan’s Partners or their affiliates; or (C) result from the use of property or premises owned, leased or contracted for by or on behalf of Elan, Elan’s Partners or their affiliates.

(ii)    Consultant agrees to and does hereby sell, transfer and set over to Elan, Elan’s Partners, or their respective affiliates, successors or assigns, as the case may be, all right, title and interest in and to all Intellectual Property developed or conceived individually or in conjunction with others in performance of this Agreement, to be held and enjoyed by Elan, Elan’s Partners, or their respective affiliates, successors or assigns, as the case may be, to the full extent of the term for which any Letters Patent may be granted and as fully as the intellectual property would have been held by Consultant had this Agreement, sale or assignment not been made.

(iii)   Consultant shall execute and deliver any all instruments and documents and perform any and all acts, necessary to obtain, maintain or enforce patents, trademarks, trade secrets and copyrights for such Intellectual Property, and shall make, execute and deliver any and all instruments and documents and perform any and all acts necessary to obtain, maintain or enforce patents, trademarks, trade secrets and copyrights for such Intellectual Property as Elan may designate in any and all countries.  All costs and expenses of application and prosecution of such patents, trademarks, trade secrets and copyrights shall be paid by Elan.

(iv)    Any copyrightable material prepared by Consultant as a result of Consultant’s activities with Elan, in performance of this Agreement, are prepared as works for hire for the benefit of Elan.  Consultant hereby assigns to Elan any copyright to which Consultant is entitled for any copyrightable material prepared in the course of the performance of this Agreement for Elan.  Elan shall have the right to reproduce, modify and use such material and all results generated as the result of services rendered under this Agreement for any purpose related to its lawful business.

(v)   Upon the written request of Elan, Consultant shall make any assignment provided for in this Section 5 directly to, or for the benefit of, Elan, Elan’s Partners, an Elan affiliate or Elan’s designee, including Consultant’s performance of any related obligations hereunder.

6.    Remedies.  (a)  Consultant acknowledges that Elan will have no adequate remedy at law if Consultant breaches the terms of Section 5 hereof.  Accordingly, in such event, Elan shall have the right, in addition to any other rights it may have at law or equity, to obtain in any tribunal of competent jurisdiction injunctive relief to restrain any breach or threatened breach.  (b) If, due to reasons within Consultant’s reasonable control, Consultant’s products or services fail to meet standards generally accepted in the applicable industry, or if Consultant fails to provide agreed-upon products or services in a timely manner Elan shall have the right, in addition to any other remedy it may have at law or equity, to:  (i) terminate this Agreement immediately upon written notice to Consultant; (ii) require that defective products or services be replaced or remedied, as the case may be, without charge to Elan; and (iii) correct, or have corrected by a third party, the defective product or service and withhold from amounts owing to Consultant hereunder all amounts incurred by Elan in taking such corrective measures.

7.   Termination.  This Agreement may be terminated (a) by Elan with or without cause upon thirty (30) days’ prior written notice to Consultant, or (b) by Consultant in the event of a material breach by Elan, provided that Consultant provides Elan with written notice of such breach and Elan fails reasonably to cure such breach within thirty (30) days of receipt of such notice.

In the event this Agreement is terminated pursuant to this Section prior to completion of the work to be performed, Consultant shall cease work upon Elan’s request, and shall be entitled to receive its fee for work actually and reasonably performed through the effective date of termination.

The provisions of Sections 5-6 and 8-16, inclusive, shall survive expiration or termination of this Agreement.

8.    Independent Contractor.  Nothing in this Agreement shall be construed to create an employment relationship between Consultant, on the one hand, and Elan or Elan’s Partners on the other.  Consultant shall be an independent contractor and shall have no authority to enter into contracts on behalf of Elan or Elan’s Partners, bind Elan or Elan’s Partners to any third parties or act as an agent on behalf of Elan or Elan’s Partners in any way.  Consultant shall not be entitled to receive any compensation, or medical or other benefits as an employee of Elan or one of Elan’s Partners.  Accordingly, Consultant shall account for and report, and be liable for the payment of all applicable federal and state income taxes, social security taxes, and all other taxes due on payments received by Consultant hereunder.  Consultant hereby acknowledges that Elan and/or Elan’s Partners will report as compensation all payments to Consultant hereunder.

9.    Consultant’s Representations and Warranties.  Consultant hereby represents and warrants to Elan that (a) Consultant has the authority to enter into and perform this Agreement and (b) performance of Consultant’s services as contemplated by this Agreement will not result in the breach or violation of any contract, arrangement or understanding (including without limitation any intellectual property rights or any agreement of confidentiality or non-disclosure, whether written or oral) which Consultant may have with any third party (including without limitation current and former employers of Consultant and any other companies or persons for which Consultant has performed or is performing consulting services).

10.    Compliance Standards.  During the term of this Agreement and any renewal term, Consultant shall comply with all applicable laws, rules and regulations in the conduct of the services being performed.

11.    Severability.  If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed modified to the extent necessary to allow enforcement, and all other portions of this Agreement shall remain in full force and effect.

12.    Entire Agreement, Amendments.  This Agreement contains the entire and complete agreement between the parties with respect to the subject matter hereof, and supersedes all prior oral and/or written agreements with respect to the subject matter hereof, other than any currently effective confidentiality agreement.  Any changes to this Agreement must be in writing and signed by both parties.

13.    Successors.  This Agreement shall be binding upon and inure to the benefit of the successors, assigns and legal representatives of the parties.

14.    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of laws provisions, and the parties agree to personal jurisdiction and venue in the state and federal courts of San Francisco, California, in any suit or proceeding arising out of the subject matter of this Agreement.

15.    Third Party Beneficiary.  Elan’s Partners shall be third party beneficiaries hereof and may enforce the provisions of this Agreement against Consultant on their own.

16.    Attorneys’ Fees.  In any suit or proceeding arising out of the subject matter of this Agreement, the prevailing party shall be entitled to recover from the other party its costs, including expert witness fees, costs of enforcement and appeal, and reasonable attorneys’ fees and costs.

DATED as of the Effective Date, and executed by:

ELAN PHARMACEUTICALS, INC.		RICHARD D. PILNIK
By:	_____________________________	By:	__________________________________
	Name: Carlos Paya		Name:
	Title: President		Title:
		SSN:	__________________________________